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                                                                     EXHIBIT 4.3

                   AMENDMENT TO STOCKHOLDER RIGHTS AGREEMENT


         THIS AMENDMENT (this "Amendment") is made and entered into on and effective as of the 11th day of March, 1999 by and between LAI WORLDWIDE, INC., a Florida corporation (the "Company" or "LAI"), and CHASEMELLON SHAREHOLDER SERVICES, L.L.C., a New Jersey limited liability company (the "Rights Agent") with respect to that certain STOCKHOLDER RIGHTS AGREEMENT dated the 30th day of December, 1998 by and between LAI and the Rights Agent (the "Rights Agreement").

         WHEREAS, LAI, TMP Worldwide Inc., a Delaware corporation ("Buyer") and TMP Florida Acquisition Corp., a Florida corporation and a direct, wholly-owned subsidiary of Buyer ("Sub") intend to enter into an Agreement and Plan of Merger pursuant to which Sub will merge with and into LAI; and

         WHEREAS, pursuant to and in compliance with the Rights Agreement, LAI and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment to reflect the foregoing;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto hereby agree as follows:

         1. Section 1(a) of the Rights Agreement is hereby amended to add the following at the end of the existing definition of "Acquiring Person" thereunder:

                  Anything in this Agreement to the contrary notwithstanding, "Acquiring Person" shall not include either TMP Worldwide Inc., a Delaware corporation ("TMP") or TMP Florida Acquisition Corp., a Florida corporation and a direct, wholly-owned subsidiary of TMP ("TMP-Sub"), or any Affiliate or Associate of TMP or TMP-Sub, by virtue of (x) the announcement, approval, execution or delivery of the Agreement and Plan of Merger among the Company, TMP and TMP-Sub dated as of March 8, 1999 (including any amendments thereto) (the "TMP Merger Agreement") pursuant to which, among other things, Sub shall merge with and into the Company (the "TMP Merger") or (y) the consummation of the TMP Merger and the transactions contemplated by the TMP Merger Agreement.

         2. Section 3(c) of the Rights Agreement is hereby amended by substituting in place and stead of the first sentence thereof the following:

                  This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Stockholder Rights Agreement between LAI Worldwide, Inc. (the "Company") and ChaseMellon Shareholder Services, L.L.C. dated as of December 30, 1998, as amended as of March 8, 1999 and as the same may be further amended from time to



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Amendment to Stockholder Rights Agreement                           Page 2

                  time (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company.

         3. Section 13 of the Rights Agreement is hereby amended to add the following paragraph at the end thereof:

                  Notwithstanding any other provision of this Agreement, neither of the following events shall constitute an occurrence of the events referred to in Section 13(a)(i),
                  (ii), (iii) or (iv) hereof: (A) the announcement, approval, execution or delivery of the TMP Merger Agreement or (B) the consummation of the TMP Merger.

         4. The Rights Agreement is hereby amended to add a new Section 35 which shall read in its entirety as follows:

                  Anything in this Agreement to the contrary notwithstanding, the announcement, approval, execution or delivery of the TMP Merger Agreement, the acquisition of beneficial ownership of the Common Stock of the Company pursuant to the TMP Merger and the consummation of the transactions contemplated by the TMP Merger Agreement shall not (i) cause TMP or TMP-Sub, or any Affiliate or Associate of either of them, to be deemed an Acquiring Person. (ii) give rise to a Distribution Date, any event referred to in Section 12 hereof, any of the events referred to in Section 13(a)(i), (ii), (iii) or (iv) hereof or a Stock Acquisition Date, or (iii) result in any Right becoming exercisable.

         5. The Form of Right Certificate attached to the Rights Agreement as Exhibit A is hereby amended by changing the phrase "December 30, 1998 as the same may be amended from time to time" appearing in the first paragraph in the body thereof to read "December 30, 1998, as amended as of March 8, 1999 and as the same may be further amended from time to time."

         6. This Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be preformed entirely within such state.
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Amendment to Stockholder Rights Agreement                          Page 3


         7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         8. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                                       LAI WORLDWIDE, INC.


                                       By: /s/ Philip R. Albright
                                          ------------------------------------


                                       CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


                                       By:  /s/ Kathryn M. Gallagher
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